Exhibit 10.1
KUBIENT, INC.
EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Elisabeth DeMarse (“Executive”) and Kubient, Inc. (the “Company”) (together referred to herein as the “Parties” and each a “Party”), effective as of October 16, 2023 (the “Effective Date”).

R E C I T A L S

A.          The Company desires to engage Executive to serve as its Interim Chief Executive Officer and President under the terms set forth herein; and

B.          Executive desires to be so engaged by the Company, commencing on the Effective Date.

In consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.          Employment.

(a)          Position and Duties. Effective on the Effective Date, Executive: (i) shall serve as the Interim Chief Executive Officer and President of the Company, with such responsibilities, duties, and authority as shall be assigned and determined in the sole discretion of the Company’s Board of Directors (the “Board”), including responsibilities, duties, and authority for the current and any future parent, subsidiaries, and affiliates of the Company (the Company and its current and any future parent, subsidiaries, and affiliates are collectively referred to herein as the “Company Group”); (ii) shall report directly to the Board; and (iii) agrees promptly and faithfully to comply with all present and future policies, requirements, directions, requests, and rules and regulations of the Company Group in connection with the Company Group’s business, as well as applicable law, in the performance of Executive’s duties for the Company Group. Subject to the written consent of the Board, Executive also shall serve as a director of the Board. Executive shall attend each regular meeting of the Board, and such other meetings for which there is reasonable prior notice, in person, except as may be otherwise agreed by the Board prior to such meeting.

(b)           Location; Travel. Executive shall perform the duties and responsibilities required by this Agreement at the Company’s headquarters in New York, New York or such other location as agreed upon by Executive and the Board, and will be required to travel to other locations as may be necessary to fulfill Executive’s duties and responsibilities.

(c)         Avoidance of Conflicts. Executive shall devote sufficient working time, attention, and energy to the performance of Executive’s duties hereunder.  Except with the prior written approval of the Board (which the Board may grant or withhold in its sole and absolute discretion), Executive shall not: (i) accept any other employment or consultancy; (ii) serve on the board of directors or similar body of any other entity; or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Executive in a competing position to, the Company Group. Notwithstanding the foregoing, Executive may, without Board approval, devote reasonable time to unpaid activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, civic, and similar types of activities, speaking engagements, and membership on committees; provided such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies.

(d)           Confidential Information Agreement. As a condition of Executive’s employment with the Company, Executive shall enter into and abide by the Company’s Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A (the “Confidential Information Agreement”).

2.           Compensation and Related Matters.

(a         Base Salary. Executive’s annualized base salary (the “Base Salary”) will be ONE HUNDRED EIGHTY THOUSAND AND 00/100 DOLLARS ($180,000.00), less payroll deductions and all required taxes and withholdings, payable in accordance with the Company’s normal payroll practices, and prorated for any partial year of employment. The Compensation Committee of the Board may review Executive’s Base Salary periodically and recommend such increases in salary as customary for a company of the size, profitability, and status of the Company.

(b)          Benefits. Executive may participate in such employee and executive benefit plans and programs as the Company may from time to time offer to its executives, subject to the terms and conditions of such plans and programs. Notwithstanding the foregoing, nothing herein is intended, nor shall it be construed, to require the Company to institute or continue any particular plan, program, or benefits.

(c)           Paid Time Off. Executive shall be entitled to vacation, sick leave, holidays, and other paid time-off benefits provided by the Company from time to time to the Company’s executives, in accordance with Company policy and applicable law. The opportunity to take paid time off for vacation is contingent upon Executive’s workload and ability to manage Executive’s schedule.

(d)         Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel, and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

3.          Termination.

(a)          At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. This means that it is not for any specified period of time and may be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title, responsibility, reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company. This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized Director of the Board.

(b)          Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with any entity within the Company Group, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

(c)           Executive’s Obligations. Executive hereby acknowledges and agrees that all Company Property (as defined below) and equipment furnished to or prepared by Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or control or delivered to anyone else). For purposes of this Agreement, “Company Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files) reflecting Company Confidential Information or Associated Third Party Confidential information (as defined in the Confidential Information Agreement), keys, building access cards, Company credit cards, computer hardware and software, laptop computers, docking stations, cellular and portable telephone equipment, personal digital assistant (PDA) devices, and all other information and equipment entrusted to Executive and relating to the business of the Company Group. Following termination, Executive shall not retain any such Company Property. In addition, Executive shall continue to be subject to the Confidential Information Agreement following termination of employment with the Company. Executive’s obligations under this Section 3(c) and the Confidential Information Agreement shall survive the termination of Executive’s employment and the termination of this Agreement.

(d)         Payment of Accrued Obligations. Upon termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within ten (10) days after the date Executive terminates employment with the Company (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Base Salary earned through Executive’s termination date not theretofore paid; (ii) any expense reimbursements owed to Executive under Section 2(d) above; (iii) any accrued but unused vacation pay owed to Executive pursuant to Section 2(c) above; and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 2(b) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements. Except as provided in this Section 3(d), Executive shall not be entitled to any other payments, benefits, damages, awards, severance, or other compensation from the Company or any other entity of the Company Group upon termination of employment.

4.          Successors.

(a)        Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation, or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 4(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)          Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  However, Executive has no right to assign this Agreement to any third party.

5.          Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Chief Financial Officer (“CFO”) of the Company.

6.         Dispute Resolution. With the exception of claims arising under or related to the Confidential Information Agreement (which may be pursued in the manner set forth in such agreement), or claims that may not be subject to a pre-dispute arbitration agreement under applicable law, to ensure the timely and economical resolution of disputes, Executive and the Company agree that any and all controversies, claims, and disputes arising out of or relating to this Agreement (including, without limitation, any alleged violation of its terms) or the Parties’ employment relationship, shall be resolved solely and exclusively by final and binding arbitration held in New York County, New York through Judicial Arbitration & Mediation Services (“JAMS”) in conformity with the then-existing JAMS employment arbitration rules and New York law. The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. Unless otherwise prohibited under applicable law, the arbitrator shall award to the prevailing Party her or its reasonable attorneys’ fees, costs, and expert fees incurred, if any. EXECUTIVE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO SUBMIT TO BINDING ARBITRATION, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY CLAIM DECIDED THROUGH ARBITRATION. EACH PARTY KNOWINGLY AND VOLUNTARILY WAIVES THE RIGHT TO A TRIAL BY JURY. Executive and the Company also waive any constitutional or other right to bring claims arising out of this Agreement or the employment relationship other than in their individual capacities. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.

7.          Section 409A. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31st of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. If the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

8.          Miscellaneous Provisions.

(a)          Work Eligibility. As a condition of Executive’s employment with the Company, Executive will be required to provide evidence of Executive’s identity and eligibility for employment in the United States.

(b)          Withholdings and Offsets. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign taxes and withholdings and other authorized or required deductions. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(c)            Waiver. No provision of this Agreement shall be modified, waived, or discharged unless the modification, waiver, or discharge is agreed to in writing and signed by Executive and by an authorized director or officer of the Company (other than Executive). No waiver by either Party of any breach of, or of compliance with, any condition or provision of this Agreement by the other Party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d)           Entire Agreement. This Agreement and the Confidential Information Agreement represent the entire understanding of the Parties hereto with respect to Executive’s employment with the Company and supersede all prior arrangements and understandings regarding such subject matter.

(e)           Amendment. This Agreement cannot be amended or modified except by a written agreement signed by Executive and an authorized Director of the Company (other than Executive).

(f)           Choice of Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of New York.

(g)           Severability. The finding by an arbitrator or a court of competent jurisdiction of the unenforceability, invalidity, or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid, or illegal. Such arbitrator or court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the Parties hereto with respect to the invalid or unenforceable term or provision.

(h)         Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

(i)           Representations; Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

(j)           Counterparts. This Agreement may be executed in several counterparts and by electronic transmission (e.g., e-mail, facsimile, scanner, or document signing software), and all so executed copies shall constitute one agreement, binding on all the Parties hereto, even though the Parties are not signatories to the original or same counterpart.

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by its duly authorized Director, as of the Effective Date set forth above.

KUBIENT, INC.

By: /s/ Joshua Weiss
Name:	Joshua Weiss
Title:	Chief Financial Officer

EXECUTIVE

/s/ Elisabeth DeMarse
Elisabeth DeMarse